UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2010 (June 19, 2010)
Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-19806	76-0236465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cyberonics Blvd., Houston, Texas 77058
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 281-228-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal 2011 Executive Bonus Program

On June 19, 2010, the Compensation Committee (“Committee”) of the Board of Directors of Cyberonics, Inc. (“Company”) approved the terms of the Fiscal 2011 Executive Bonus Program, pursuant to which it will consider the award of annual bonuses to the Company’s executive officers at the end of fiscal 2011.  Except as may be determined by the Committee in its discretion, all bonuses will be paid from a bonus pool consisting of the sum of the target bonus amounts for all executive officers, subject to the achievement of certain company and individual performance objectives, as explained below.  Pursuant to the terms of their employment agreements, the target annual bonus amount for the Company’s Chief Executive Officer (“CEO”) is 75% of his annual base salary, and the target annual bonus amount for each executive officer other than the CEO is 50% of such executive officer’s annual base salary.  Copies of the employment agreements for each named executive officer are on file with the Securities and Exchange Commission.

The pool from which bonuses may be paid will be funded according to (1) the Company’s achievement of (a) an annual revenue plan target (which accounts for 25% of the target annual bonus amount); (b) an annual income from operations plan target (which accounts for 25% of the target annual bonus amount); (c) an annual cash flow plan target (which accounts for 5% of the target annual bonus amount); (d) an annual global epilepsy unit growth plan target (which accounts for 5% of the target annual bonus amount); (e) an annual new patient growth plan target (which accounts for 5% of the target annual bonus amount); and (f) an annual new product plan target (which accounts for 10% of the target annual bonus amount); and (2) the executive officers’ achievement of individual performance objectives (which account for 25% of the target annual bonus amount).  With respect to the company performance objectives, the amount of each target bonus applied to the bonus pool is determined according to the following table:

Percent Achievement of Plan	Percent of Target Amount Funded

< 90%	Subject to Committee discretion
90%	50%
95%	75%
100%	100%
105%	110%
110%	120%
115%	130%
120%	140%
125%	150%
> 125%	Subject to Committee discretion

Thus, for example, if Company revenues are 90% of the revenue plan target, the percentage of each executive officer’s target annual bonus to be accrued for bonus consideration is shown in the table above as 50%.  Since the revenue plan target is 25% of the total annual bonus, the portion of each executive officer’s target annual bonus added to the bonus pool for this performance objective would be 12.5% (= 50% x 25%).  The “Percent of Target Amount Funded” for a “Percent Achievement of Plan” that falls between those percentages indicated in the table above shall be determined by linear interpolation.

The Committee shall determine the individual performance objectives of the CEO, and the CEO shall determine the individual performance objectives of the other executive officers.  The Company shall accrue quarterly 25% of each executive officer’s target bonus amount for the portion of each officer’s bonus based on individual performance objectives.

The bonus actually awarded to an individual executive officer may range from 0% to 200% of the executive officer’s target annual bonus amount, as determined by the Committee, depending on the Company’s achievement of the company performance objectives and the executive officer’s accomplishment of individual performance objectives.  The sum of bonuses actually paid to all executive officers may be less than, but ordinarily should not exceed, the amount in the bonus pool, unless the Committee, in its discretion, determines otherwise based on exceptional circumstances.  The CEO will recommend to the Committee at the end of the fiscal year the amount of the annual bonus, if any, for each executive officer.  The Committee retains full discretion to modify the bonus program and determine bonus pool funding and award of executive officer bonuses as it deems appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

By: /s/ David S. Wise
Name: David S. Wise
Title: Secretary
June 24, 2010